Exhibit 10.36

INVESTMENT TECHNOLOGY GROUP, INC.

FORM OF NONQUALIFIED STOCK OPTION GRANT AGREEMENT

THIS GRANT AGREEMENT, dated as of                   (the “Date of Grant”), is entered into by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and Robert C. Gasser, an employee of the Company (the “Employee”).

WHEREAS, the parties entered into an Employment Agreement on                   (the “Employment Agreement”).

WHEREAS, pursuant to Section 4.03(c) of the Employment Agreement, the Employee is entitled to receive a non-qualified stock option to purchase shares of the Company’s common stock (the “Common Stock”).

WHEREAS, the Company desires to grant the Employee this option under the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”), in order to satisfy its obligation under the Employment Agreement.  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between this Grant Agreement and the Plan, the Plan shall control.

WHEREAS, the Employee agrees that this option grant satisfies the Company’s obligation under the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.             Grant of the Option.  Subject to the terms and conditions set forth in this Grant Agreement and the Plan, the Employee is hereby awarded a nonqualified stock option to purchase                 shares of Company Stock for an Exercise Price of $            per share (the “Option”).  This Option is intended to be a nonqualified stock option and shall not be treated as an incentive stock option under the provisions of the Code.

2.             Grant Subject to Plan Provisions.  This Option is awarded pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Plan and the Plan prospectus are available at http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047794.pdf and http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047867.pdf, respectively; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Legal Department of the Company at ITG_Legal or 212.444.6378.  This Option is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares issued under the Plan, (b) changes in capitalization, (c) requirements of applicable law and (d) all other Plan provisions.  The Committee has the authority to interpret and construe this Grant Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder.

3.             Vesting of the Option.

(a)           Subject to Section 4 below and the other terms and conditions of this Grant Agreement and the Plan, this Option shall vest and become exercisable on the following dates, if the Employee has remained continuously employed by the Employer from the Date of Grant through the vesting date; provided, however, that the Option shall vest and become immediately exercisable in full (i) immediately prior to the effectiveness of a Change in Control if the Employee is employed by the Employer as of such date or (ii) upon the Employee’s Termination of Service (as defined below) due to the Employee’s death or Permanent Disability (as defined in the Employment Agreement):

Date	Shares for Which the Option is Exercisable
First Anniversary of Date of Grant	33 1/3%
Second Anniversary of Date of Grant	33 1/3%
Third Anniversary of Date of Grant	33 1/3%

The exercisability of the Option is cumulative, but shall not exceed 100% of the shares subject to the Option.  If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share.

(b)           In the event of the Employee’s Termination of Service for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) and Employee executes (and does not revoke) a Release (as defined in the Employment Agreement), (i) the vested portion of the Option as of the termination date shall remain exercisable until the earlier of the first anniversary of the termination date or the expiration of the Option term and (ii) the unvested portion of the Option as of the termination date shall continue to vest as if Employee had remained employed by the Employer through the first anniversary of the termination date and any portion of the Option that vests during the one-year period following the termination date shall remain exercisable until the earlier of the one-year period following the applicable vesting date or the expiration of the Option term.

(d)           Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Company Stock under Section 5(d) of the 2007 Plan shall be subject to the vesting schedule in this Section 3.

4.             Termination of Service; Forfeiture of Unvested Option.  In the event of the Employee’s Termination of Service for any reason other than those outlined in Section 3 above prior to the date the Option otherwise becomes vested in accordance with Section 3 above, the Option shall immediately be forfeited by the Employee.

“Termination of Service” means the Employee ceases to be employed by the Employer.  If the Employee is employed by a Subsidiary of the Company, the Employee shall also be deemed to incur a Termination of Service if such Subsidiary ceases to be a Subsidiary of the Company and the Employee does not immediately thereafter become employed by the Company or another Subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among Employers shall not be considered a Termination of Service.

5.             Term.  The Option (to the extent not earlier exercised or forfeited in accordance with Section 4 above) shall expire at 5:00 p.m., Eastern time, on the earliest of (a) the fifth anniversary of the Date of Grant, (b) the date that is one year following the date of the Employee’s Termination of Service due to the Employee’s death or Permanent Disability (as defined in the Employment Agreement), (c) the dates set forth in Section 3(b) above due to the Employee’s Termination of Service for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) in accordance with Section 3(b) above or (d) the date that is sixty (60) days after the date of the Employee’s Termination of Service for any other reason. Notwithstanding any other provision of this Grant Agreement to the contrary, in the event of a Change in Control at a time when the Employee is employed by the Employer, the Option shall be exercisable until 5:00 p.m., Eastern time, on the fifth anniversary of the Date of Grant, without regard to whether the Employee continues to be employed by the Employer after the Change in Control.

6.             Method of Exercise.  To the extent the Option is exercisable under the provisions of Sections 3 and 4 hereof, the Employee may exercise the Option, in whole or in part, at such time as the Option is exercisable and prior to its expiration by giving written notice of exercise of the Option in accordance with the Investment Technology Group, Inc. Stock Option Overview (the “Exercise Overview”).  Such Exercise Overview is available at http://assetlib.itginc.com/stellent/groups/public/documents/itginc/045582.pdf, or upon request by contacting the Legal Department of the Company at ITG_Legal or 212.444.6378.

7.             Payment of Exercise Price.  The Exercise Price of the shares of Company Stock purchased by the Employee upon exercise of the Option (the “Option Shares”) shall be paid in full to the Company at the time of such exercise in accordance with the procedures set forth in the Exercise Overview, or by such other method as the Committee may approve; provided, however, that Company Stock held for less than six months may be surrendered in payment or partial payment of the Exercise Price only with the approval of the Committee.

8.             Nontransferability.  Neither the Employee nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey the Option, which Option is, and all rights under this Grant Agreement are, expressly declared to be unassignable and nontransferable, other than by will or under the laws of descent and distribution (or pursuant to a beneficiary designation authorized by the Committee).

9.             No Right to Employer Assets.  Neither the Employee nor any other person shall acquire by reason of the Option or the Option Shares any right in or title to any assets, funds or property of the Employer whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Employer, in its sole discretion, may set aside in anticipation of a liability.  No trust shall be created in connection with or by the granting of the Option or the purchase of any Option Shares, and any benefits which become payable hereunder shall be paid from the general assets of the Employer.  The Employee shall have only a contractual right to the amounts, if any, payable pursuant to this Grant Agreement, unsecured by any asset of the Company or any of its affiliates.

10.           Limitations.  Nothing herein shall limit the Company’s right to issue Company Stock, or stock options or other rights to purchase Company Stock subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.  Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Grant Agreement or of any term, covenant or condition hereof.

11.           Withholding.  The Employee shall pay to the Employer or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at any time with respect to the issuance of Option Shares or the payment of money pursuant to the exercise of the Option, and the Employer shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.  To the extent permitted by the Committee, the Employee may elect to have the Employer withhold Company Stock to pay any applicable withholding taxes resulting from the exercise of the Option and the issuance of Option Shares, in accordance with any rules or regulations of the Committee then in effect.

12.           Expenses of Issuance of Option Shares.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of the Option Shares.

13.           Terms are Binding.  The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

14.           Compliance with Law.  The exercise of the Option and the obligations of the Company to issue or transfer Option Shares hereunder shall be subject to the terms, conditions and restrictions as set forth in the governing instruments of the Company, Company policies, applicable federal and state securities laws or any other applicable laws or regulations, and approvals by any governmental or regulatory agency as may be required.  In no event shall Employee be permitted to exercise the Option if the issuance of Option Shares at that time would violate any law or regulation.  By signing this Grant Agreement, the Employee agrees not to sell any Option Shares at a time when applicable laws or the Company policies prohibit a sale.

15.           References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Grant Agreement.

16.           Notices.  Any notice required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently, by similar process, give notice of:

If to the Company:

Investment Technology Group, Inc.

380 Madison Avenue

New York, NY 10017

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Employer’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

17.           No Right to Continued Employment.  This Option shall not confer upon the Employee any right to continue in the employ of the Employer nor shall this Option interfere with the right of the Employer to terminate the Employee’s employment at any time.

18.           Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Grant Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

19.           Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this

Grant Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

20.           Counterparts.  For convenience, this Grant Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

21.           Governing Law.  This Grant Agreement shall be construed and enforced in accordance with Section 19(h) of the Plan.

22.           Entire Agreement.  This Grant Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Option other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

23.           Amendment; Waiver.  This Grant Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Grant Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Grant Agreement.

24.           Severability.  Any provision of this Grant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name:	Maureen O’Hara
Title:	Chairman of the Board of Directors

I hereby accept the Option described in this Grant Agreement, and I agree to be bound by the terms of the Plan and this Grant Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Robert C. Gasser